Exhibit 10.1

December 2, 2008

Personal and Confidential

Mr. Andrew Moller

9942 Dell Road

Eden Prairie, Minnesota 55347

RE:                              Resignation, Separation Agreement and Release

Dear Mr. Moller:

The purpose of this Separation Agreement and Release Letter (the “Agreement”) is to set forth the specific separation pay and benefits that Christopher & Banks Corporation (“Christopher & Banks”) will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.                                       End of Employment.

a.                                       By your signature below effective as of December 2, 2008 you resign as both an employee of Christopher & Banks and as an officer and/or director of Christopher & Banks and all of its related entities (the “Separation Date”).

b.                                      As you have been on an unpaid leave recently, you have already received all wages owed to you by virtue of your employment through the Separation Date.

c.                                       Upon receipt of payment from Christopher and Banks for twelve (12) hours of earned and accrued Paid-Time-Off (“PTO”), you will have received all benefits owed to you by virtue of your employment with Christopher & Banks or the termination of your employment with respect to PTO benefits.

d.                                      The COBRA period for continuation of your insurance coverage under Christopher & Banks’ group plans will begin on December 1, 2008.  Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

e.                                       During your employment, Christopher & Banks granted you various stock options and restricted stock.  You may, as per the terms of the Christopher & Banks Corporation 1997 Stock Incentive Plan and the Christopher & Banks Corporation 2005 Stock Incentive Plan, exercise any and all stock options granted to you and which are vested on or prior to your Separation Date.  These stock options may be exercised as per the applicable Plan’s provisions which, in the case of the 1997 Plan, your ability to exercise expires on your Separation Date and, in the case of the 2005 Plan, expires ninety (90) days following your Separation Date.  Pursuant to the terms of the applicable plan documents, all unvested stock options and all restricted stock granted by Christopher & Banks that have not vested as of the Separation Date are forfeited effective upon your Separation Date; provided, however, Christopher & Banks’ Board of Directors waives the remaining vesting period for the 2,800 shares of Restricted Stock awarded to you on February 7, 2006, such that such shares shall vest upon your execution of this Agreement.  You may obtain further information regarding any grants of stock options or restricted stock that were made to you by contacting Mike Lyftogt at 763-551-5118.  Please also note you remain subject to the terms of the Company’s Insider Trading Policy and applicable securities laws, which imposes limits on when employees or recently separated employees are permitted to trade.

This Section 1.e. of the Agreement will be construed in accordance with the terms of the applicable plan documents; to the extent that such documents conflict with any terms in this Section, the plan documents are controlling, except with respect to the accelerated vesting of the 2,800 shares described above.

f.                                         You are not eligible for any other payments or benefits by virtue of your employment with Christopher & Banks or termination thereof except for those expressly described in this Agreement.  You will not receive the pay and benefits described in Section 2 and subsequent Sections of this Agreement if you (i) do not sign and return this Agreement, (ii) rescind this Agreement after signing it during the applicable rescission period, or (iii) violate any of the terms and conditions set forth in this Agreement.

2.                                       Separation Pay and Benefits.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations and other provisions contained in this Agreement, Christopher & Banks agrees as follows:

a.                                       To pay you in the aggregate $275,000, less applicable deductions and withholding.  You will receive a lump sum payment in the amount of $165,000 (less applicable deductions and withholding) on the first regular payroll date that occurs after the six-month anniversary of the Separation Date, and the balance will be payable at the Company’s normal payroll periods following thereafter at the weekly rate of $6,346.15 until you have been paid the gross amount of $275,000, inclusive of taxes and other withholding obligations or deductions.  Such payments shall not commence until the rescission period described in Section 5 has expired and so long as you have not exercised such right of rescission and shall terminate upon the payment of such gross amount in the aggregate.  Notwithstanding the above, if you secure other employment, self-employment or a consulting position during the severance payment period, the severance payable to or on behalf of you by Christopher & Banks shall be offset and reduced by such other cash compensation you earn through such other employment or consulting arrangements during the severance period hereunder.  You further agree to promptly notify Christopher & Banks if you secure other employment, self-employment or a consulting position during the severance period.  Severance pay to you hereunder will be made over time in accordance with Christopher & Bank’s regular payroll schedule.  The amounts payable pursuant to this Section 2 shall be subject to your compliance with all of the terms and conditions of this Agreement.

b.                                      Provided you timely elect COBRA, to continue to pay or reimburse from December 1, 2008 through November 30, 2009 the employer portion of the premiums for health, dental, life and vision insurance coverage under Christopher & Banks’ group health, dental, life and vision insurance plans.  You will continue to be responsible to pay your portion of the premiums, if any, for such insurance coverage during this period.  It is understood and agreed that you will pay the entire cost of all such coverages that you elect for the months of December 2008 through June 2009.  As of July 1, 2009, Christopher & Banks will reimburse you in an amount equal to the employer portion of the premiums for the coverages that you have elected for those months of December 2008 through June 2009.  Christopher & Banks will thereafter pay the employer portion of such premiums through November 30, 2009.  Christopher & Banks will discontinue payments under this Section 2.b. before November 30, 2009 (and will be relieved of its obligation to reimburse you for such payments)  if, and as of such time as, you (i) are covered or eligible to be covered under a comparable insurance policy of a new employer, or (ii) cease to participate, for whatever reason, in Christopher & Banks’ group insurance plans.  By your signature below, you acknowledge and agree that Christopher & Banks may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in Christopher & Banks’ group insurance plans only as is provided on an equivalent basis to the Company’s employees.  You further agree to promptly provide Christopher & Banks notice if you become covered or eligible to be covered under the health and/or dental insurance policy of a new employer.

c.                                       To provide you up to six (6) consecutive months of career transition and outplacement services through Drake Beam Morin, Inc.  You may begin the use of such services at any time after you have returned a fully executed Agreement to Christopher & Banks and have not rescinded such Agreement and so long as you commence use of such services on or before June 1, 2010.

3.                                       Release of Claims.  Specifically in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.                                       You hereby do release and forever discharge Christopher & Banks as defined below in Section 3.e. of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Christopher & Banks, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.                                      This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination, harassment or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, any claim based on a “whistleblower” theory, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status, or any other protected class, or sexual or other harassment.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with Christopher & Banks.

Without limiting the generality of the foregoing, this release also includes, but is not limited to, any claims you currently have, or may have based on events occurring before the date of this release, with respect to (i) the exercise of stock options in the Company and any subsequent sales of such stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to purchase Company stock, and the subsequent inability to sell, or prohibition on the sale of, the related stock; or (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, Company stock; provided, however, that nothing in this release prevents the future exercise of vested options to purchase Company stock and to sell said stock in a manner consistent with the terms of the Company stock option plans, the options themselves, and governing legal standards.

c.                                       If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.                                      You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) plan by virtue of your employment with Christopher & Banks, (ii) any rights or claims that may arise after the Agreement is signed by all parties, (iii) the post-employment payments specifically promised to you under this Agreement (subject to the terms of this Agreement), (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) your rights, if any, to indemnification and/or insurance for your acts or omissions that occurred within the scope of your employment under the terms of the Indemnification Agreement with the Company dated October 27, 2008 or otherwise, (vi) any rights you may have under state unemployment compensation benefits law, (vii) any rights you may have under workers compensation benefits laws, or (viii) the right to file a charge of discrimination with a governmental agency, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf.

e.                                       Christopher & Banks, as used in this Section 3, shall mean Christopher & Banks Corporation and its subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

4.                                       Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period.  By signing this Agreement, you acknowledge and agree that Christopher & Banks has informed you by this Agreement that (i) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (ii) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.  Christopher & Banks encourages you to use the full twenty-one (21) day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period; provided, however you are not to sign the agreement until on or after your Separation Date.  The twenty-one (21) day consideration period commenced when the initial form of this Agreement was presented to you and is not extended and does not start anew if you and Christopher & Banks agree to any modifications or revisions to the form of Agreement.

5.                                       Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 3 within fifteen (15) calendar days of your signing this Agreement.  In order to be effective, the rescission must (i) be in writing; (ii) be delivered to Luke Komarek, SVP and General Counsel, 2400 Xenium Lane North, Plymouth, MN 55441 by hand or mail within the required period; and (iii) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Luke Komarek, SVP and General Counsel as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the fifteen (15) day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay and benefits described in Section 2 and you will be obligated to return any such payments and benefits if already received.

6.                                       Cooperation.

a.                                       Period of December 2, 2008 to September 30, 2009.  During the period commencing December 2, 2008 through September 30, 2009, and without any additional compensation, you shall be available for up to twelve (12) hours per week and not exceeding one-hundred twenty (120) hours in the aggregate during such period to:  (i) assist with transition or consulting services as requested; (ii) to cooperate with Christopher & Banks, including its attorneys or accountants, in connection with any potential or actual litigation, on other disputes, internal investigations or government investigations, which directly or indirectly involves Christopher & Banks or its related entities; (iii) to appear as a witness voluntarily upon Christopher & Banks’ request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by Christopher & Banks.  Christopher & Banks also agrees to reimburse you for the out-of-pocket expenditures actually and reasonably incurred by you in connection with any out-of-town travel required in connection with any services requested pursuant to this Section 6.a., including hotel accommodations, airfare, transportation and meals consistent with Christopher & Banks’ generally applicable expense reimbursement policies.

b.                                      Cooperation after September 30, 2009.  On and after September 30, 2009, you agree to cooperate fully with Christopher & Banks, including its attorneys or accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involves Christopher & Banks or its related entities.  You agree to appear as a witness voluntarily upon Christopher & Banks’ request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by Christopher & Banks.  Christopher & Banks acknowledges these efforts, if necessary, will impose on your time and will likely interfere with other commitments you may have in the future.  Consequently Christopher & Banks shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with your schedule but you recognize that scheduling of certain court proceedings, including depositions and trials, may be beyond Christopher & Banks’ control.  Likewise Christopher & Banks agrees to compensate you for your time hereunder at the hourly rate of $160 for actual time traveling to and from and attending such depositions, consultations or meetings, not to include ancillary time spent in hotels or related locations during non-business hours between proceedings.  Any such payments shall be in addition to the payments to be made to you pursuant to Section 2.a. of this Agreement.  Christopher & Banks also agrees to reimburse you for the out-of-pocket expenditures actually and reasonably incurred by you in connection with the performance of services contemplated by this Section 6.b., including hotel accommodations, airfare, transportation and meals consistent with Christopher & Banks’ generally applicable expense reimbursement policies.  It is expressly understood by the parties that any compensation paid by Christopher & Banks to you under this Section 6.b. shall be an exchange for your time and is not intended or understood to be dependent upon the character or content of any information you disclose in good faith in any such proceedings, meetings or consultations.

7.                                       Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Christopher & Banks and its affiliated companies are the sole property of Christopher & Banks.  By signing this Agreement you further agree and represent that you have returned to Christopher & Banks all of its and its affiliated companies property including, but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Christopher & Banks or its related companies.

8.                                       Executive Employment Agreement.  Your Executive Employment Agreement (the “EE Agreement”) made effective May 24, 2007 is hereby terminated effective immediately; however, you acknowledge that per the provisions of Section 19 of the EE Agreement, Articles 7, 8 and 9 of the EE Agreement and the other provisions of the EE Agreement necessary for the enforcement of Articles 7, 8 and 9 of the EE Agreement shall survive termination of the EE Agreement and your resignation of employment.

9.                                       Non-Disparagement.  You promise and agree not to disparage Christopher & Banks (as defined in Section 3.e. above) or their employees, officers, directors, agents or vendors.

10.                                 Remedies.  If you breach any term of this Agreement or Articles 7, 8 or 9 of the EE Agreement, Christopher & Banks shall be entitled to its available legal and equitable remedies including, but not limited to, terminating and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement.  You agree that, if you breach or threaten to breach any term of Section(s) 7, 8, and/or 9 of this Agreement or Articles 7, 8 or 9 of the EE Agreement, Christopher & Banks shall be entitled as a matter of right to injunctive relief in addition to any other remedies available at law or equity under this Agreement.  You further agree that Christopher & Banks shall be entitled to its reasonable attorneys’ fees, costs and expenses if it prevails in any such litigation or proceeding.  If Christopher & Banks obtains relief for a material breach of Section(s) 7, 8, and/or 9 of this Agreement or Articles 7, 8 or 9 of the EE Agreement, Christopher & Banks, among other available recourse, shall be entitled to suspend any payments otherwise due to Employee under this Agreement.

11.                                 Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Christopher & Banks or you of any liability or unlawful conduct whatsoever.  Christopher & Banks and you specifically deny any liability or unlawful conduct.

12.                                 Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of Christopher & Banks.  The rights and obligations of this Agreement shall inure to the successors and assigns of Christopher & Banks.

13.                                 Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

14.                                 Governing Law and Forum Selection.  The laws of the State of Minnesota (without regard to conflicts of laws of any jurisdiction) will govern the validity, construction, performance and remedies of this Agreement, including, without limitation, the creation and termination of the legal relationship between the parties.  Any legal proceeding related to this Agreement will be brought in Hennepin County District Court, State of Minnesota, and both Christopher & Banks and you consent to and submit to the exclusive jurisdiction of that court for this purpose, and waive any argument that venue in such court is not convenient.

15.                                 Attorneys’ Fees.  Should any litigation be commenced to enforce the provisions of this Agreement, the successful party (as it relates solely to the issue of enforcement) in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees incurred in such litigation or proceeding.

16.                                 Full Agreement.  This Agreement, which includes the Acknowledgment and Signature section attached, contains the full agreement between you and Christopher & Banks and may not be modified, altered, or changed in any way except by written agreement signed by both Christopher & Banks and you.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any applicable stock option agreements and related plan documents or benefit plan documents, which shall remain in full force and effect.

The offer contained in this Agreement will expire at 5:00 p.m. on December 17, 2008.  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing below.  Please then return a signed original of this Agreement to Luke Komarek, SVP and General Counsel no later than 5:00 p.m. on December 17, 2008.  You should keep a copy of the fully executed Agreement for your records.

Sincerely,

CHRISTOPHER & BANKS COMPANY

By:	/s/ Lorna E. Nagler
Lorna E. Nagler
Its: President and Chief Executive Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Andrew Moller, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and Release Letter.

•                  I have read this Separation Agreement and Release Letter carefully.

•                  I understand and agree to all of the terms of the Separation Agreement and Release Letter.

•                  I am knowingly and voluntarily releasing my claims against Christopher & Banks (as defined in Section 3.e. above) and the other entities and individuals identified herein to the extent expressly set forth in this Separation Agreement and Release Letter.

•                  I have not, in signing this Agreement, relied upon any statements or explanations made by Christopher & Banks except as for those specifically set forth in this Separation Agreement and Release Letter.

•                  I intend this Separation Agreement and Release Letter to be legally binding.

•                  I represent and warrant that I have agreed to the terms of this Separation Agreement and Release Letter in entire reliance upon my own judgment and the advice and opinions of my own attorneys and advisors, and have not in any part relied upon the opinions of, or facts represented by Christopher & Banks or its employees or attorneys.

•                  I understand that this Separation Agreement and Release Letter specifically waives claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and in connection with this waiver I acknowledge and agree to the following:

(1)          I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Separation Agreement and Release Letter is executed by me, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended;

(2)          In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;

(3)          I have had ample opportunity to consult with an attorney prior to my execution of this Separation Agreement and Release Letter and was encouraged and advised to do so by Christopher & Banks;

(4)          I further understand that I may consider the decision of whether to sign the Separation Agreement and Release Letter for twenty-one (21) days.  I acknowledge that, as discussed in the Separation Agreement, any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one (21) day period;

(5)          If I sign this Separation Agreement and Release Letter prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Separation Agreement and Release Letter after considering it less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period;

(6)          I further understand that I may rescind this Separation Agreement and Release Letter at any time within fifteen (15) days after I sign it;

(7)          I further understand and agree that if I wish to rescind this Separation Agreement and Release Letter after signing it, I or my authorized legal representative will do so in accordance with the time limitations and procedures contained in Section 5 above;

(8)          I have carefully read and fully understand all of the provisions and effects of this Separation Agreement and Release Letter and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Separation Agreement and Release Letter.

•                  I am signing this Separation Agreement and Release Letter on or after my last day of employment with Christopher & Banks, i.e., on or after December 2, 2008.

Accepted this  2nd day of December, 2008.

/s/ Andrew Moller
Andrew Moller